                                                  Exhibit 99

July 28, 1997 -       THE ST. PAUL COMPANIES REPORTS STRONG
                      OPERATING EARNINGS FOR SECOND-QUARTER 1997

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) reported second-quarter 1997 operating earnings from continuing operations of $120.8 million, or $1.31 per share, compared with last year's second-quarter operating earnings of $104.2 million, or $1.14 per share.

     Net income for second-quarter 1997 was $230.5 million, or $2.50 per share, compared with $130.1 million, or $1.42 per share, for the second quarter of 1996. Second-quarter 1997 net income included after-tax realized investment gains of $109.7 million, or $1.19 per share, compared with $31.1 million, or $0.34 per share, for the second quarter of 1996.

     "Our underwriting results continue to be quite acceptable, despite the significant flood-related losses we incurred in Minnesota and North Dakota in the second quarter," said Douglas W. Leatherdale, chairman. "I am very pleased with our record realized investment gains in the quarter, which were driven by the success of our venture capital and equity investment portfolios."

Six-months results
------------------

     For the first six months of 1997, operating earnings from continuing operations were $251.0 million, or $2.74 per share, compared with $217.4 million, or $2.38 per share, for the first six months of 1996.

     Net income for the first half of 1997 was $355.1 million, or $3.86 per share, compared with $258.9 million, or $2.83 per share, for the first half of 1996. Net income for the first six months of 1997 included after-tax realized investment gains of $171.8 million, or $1.85 per share, compared with $62.3 million, or $0.67 per share, for the first six months of 1996.

"Overall, I am pleased with our results through the first half of 1997 despite the continuation of highly competitive market conditions," Leatherdale said.

Consolidated Financial Position
-------------------------------

     Consolidated assets of The St. Paul Companies as of
June 30, 1997, were $20.93 billion, compared with $20.68 billion as of Dec. 31, 1996.

     Common shareholders' equity was $4.19 billion at the end of the second quarter, compared with $3.99 billion on Dec. 31, 1996. Book value per common share as of June 30, 1997, was $50.03, compared with $47.93 on Dec. 31, 1996.

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                   THE ST. PAUL COMPANIES
             CONSOLIDATED SECOND-QUARTER RESULTS

Three months ended June 30                     1997            1996
--------------------------                     ----            ----

Revenues                             $1,620,711,000   $1,364,474,000

Pretax Operating Earnings
Underwriting                           $143,657,000     $122,990,000
 Investment Banking-
   Asset Management                      21,430,000       21,669,000
Parent and Other                        (24,624,000)     (19,189,000)
                                       ------------     ------------
Total pretax operating earnings        $140,463,000     $125,470,000

Income Tax Expense                      $19,647,000      $21,254,000
                                       ------------     ------------
Operating Earnings from
 Continuing Operations                 $120,816,000     $104,216,000
 Per Common Share (Fully Diluted)             $1.31            $1.14

Realized Investment Gains,
  Net of Taxes                         $109,708,000      $31,079,000
 Per Common Share (Fully Diluted)             $1.19            $0.34

Discontinued Operations,
  Net of Taxes                                    -      $(5,242,000)
 Per Common Share (Fully Diluted)                 -           $(0.06)

Net Income                             $230,524,000     $130,053,000
 Per Common Share (Fully Diluted)             $2.50            $1.42

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                   THE ST. PAUL COMPANIES
               CONSOLIDATED SIX-MONTHS RESULTS

Six months ended June 30                       1997            1996
------------------------                       ----            ----

Revenues                             $3,177,914,000   $2,694,365,000

Pretax Operating Earnings
Underwriting                           $291,716,000     $253,929,000
 Investment Banking-
   Asset Management                      44,134,000       43,236,000
Parent and Other                        (45,769,000)     (42,127,000)
                                      -------------     ------------
Total pretax operating earnings        $290,081,000     $255,038,000

Income Tax Expense                      $39,097,000      $37,655,000
                                      -------------     ------------
Operating Earnings                     $250,984,000     $217,383,000
 Per Common Share (Fully Diluted)             $2.74            $2.38

Realized Investment Gains,
  Net of Taxes                         $171,839,000      $62,323,000
 Per Common Share (Fully Diluted)             $1.85            $0.67

Discontinued Operations,
  Net of Taxes                         $(67,750,000)    $(20,832,000)
 Per Common Share (Fully Diluted)            $(0.73)          $(0.22)

Net Income                             $355,073,000     $258,874,000
 Per Common Share (Fully Diluted)             $3.86            $2.83


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                   THE ST. PAUL COMPANIES
           SECOND-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended June 30         1997            1996
--------------------------         ----            ----

Written premiums           $1,186,285,000   $1,077,926,000

Net investment income        $216,521,000     $193,819,000

 Combined ratio                     105.0            104.3



                   THE ST. PAUL COMPANIES
             SIX-MONTHS UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Six months ended June 30           1997            1996
------------------------           ----            ----

Written premiums           $2,215,505,000   $2,012,537,000

Net investment income        $434,790,000     $382,722,000

Combined ratio                      106.2            105.2


The St. Paul Companies, headquartered in St. Paul, Minn., is a group of companies that provides property-liability insurance and reinsurance underwriting throughout the world.